Exhibit 99.2

Amedisys, Inc.

Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements

(In thousands)

	Three Months ended
	March 31, 2007	June 30, 2007

Net income	$13,265	$14,917
Add:
Provision for Income Taxes	8,445	9,347
Interest expense, net	(863)	(1,025)
Depreciation and amortization	2,741	3,030

EBITDA[1]	$23,588	$26,269

	Three Months ended				Full Year
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	2006
Net income	$7,284	$9,053	$10,559	$11,359	$38,255
Add:
Provision for Income Taxes	4,618	5,739	6,695	6,590	23,642
Interest expense, net	918	902	664	1,226	3,710
Depreciation and amortization	2,373	2,477	2,487	2,769	10,106

EBITDA[1]	$15,193	$18,171	$20,405	$21,944	$75,713

Full Year
2005
Net income	$30,102
Add:
Provision for Income Taxes	18,638
Interest expense, net	1,468
Depreciation and amortization	6,973

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”)[1]	$57,181

[1]

EBITDA is defined as net income before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP measure in the same manner.

Amedisys, Inc.

Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements

(In thousands)

Net debt / LTM EBITDA

June 30, 2007
Total Debt and capital lease obligations	$15,301
Less:
Cash and cash equivalents	91,341

Net debt	$(76,040)

3Q 2006 EBITDA	$20,405
4Q 2006 EBITDA	21,944
1Q 2007 EBITDA	23,588
2Q 2007 EBITDA	26,269

Last Twelve Months EBITDA	$92,206

Net debt / LTM EBITDA	N/A